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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934

                           DECEMBER 1, 1998

                            MAIL-WELL, INC.
          (Exact Name of Registrant as Specified in its Charter)

                                COLORADO
              (State or Other Jurisdiction of Incorporation)

           1-12551                                84-1250533
   (Commission File Number)           (IRS Employer Identification Number)

              23 INVERNESS WAY EAST, ENGLEWOOD, CO  80112
         (Address of principal executive offices) (Zip Code)


                             303-790-8023
         (Registrant's telephone number, including area code)


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          ITEM 5.   OTHER EVENTS.

     On December 1, 1998 the Company announced the following:

     MAIL-WELL ANNOUNCES PLANS TO IMPROVE PROFITABILITY AND TO ISSUE
                       SENIOR SUBORDINATED DEBT

ENGLEWOOD, CO -- Mail-Well, Inc. (NYSE: MWL) announced today it plans to improve profitability by reducing its cost structure and to support its acquisition growth strategy by issuing senior subordinated debt.

The Company announced that as a result of its continuing effort to operate more cost effectively, it is restructuring parts of its U.S. Envelope and High Impact Printing businesses. These actions will result in a fourth quarter pre-tax charge of $14.0 million, $9.7 million of which is non-cash. These charges are a result of the regionalization of the Company's U.S. Envelope Operations, closure of three facilities, disposal of some older, less efficient equipment and related staff reductions. Gerald F. Mahoney, Mail-Well's Chairman and CEO, stated, "This decision reflects our continued commitment to remain cost competitive by reducing our overall cost structure. These initiatives will allow us to better service our customers and more quickly adapt to changing market conditions."

The Company also announced that it has terminated its leveraged Employee Stock Ownership Plan ("ESOP") and plans to replace it with a new plan that will provide similar incentives. Most of the Company's current leveraged
ESOP costs are non-deductible for tax purposes. Under the new plan, the costs will be tax-deductible which will benefit future cash flow. The termination will result in the issuance of 1.1 million previously unallocated shares at a non-cash, pre-tax cost of $9.6 million in the fourth quarter. Under generally accepted accounting principles, $9.0 million of the charge will be offset by corresponding credits to components of stockholders' equity.

Finally, Mail-Well announced that it has been examining new financing opportunities to support its continued growth. With the recent improvement in the corporate debt market, the Company is considering a private placement of approximately $200 million of senior subordinated notes. The net proceeds from the private placement would be used to repay existing debt, which may include the redemption of the Company's currently outstanding $85 million 10.5% senior subordinated notes due 2004. If the currently outstanding notes are redeemed, it will result in an estimated pre-tax fourth quarter extraordinary charge for the extinguishment of debt of $6.5 million, $2.0 million of which is non-cash.

In summary, if all of these initiatives are completed, they result in an after-tax charge to earnings of $17.6 million, or $.31 per share, of which $14.9 million, or $.26 per share, is non-cash and an extraordinary charge related to the extinguishment of debt of $4.0 million or $.07 per share after tax.

Mail-Well is a leading consolidator in the highly fragmented printing industry, specializing fast-growing, multibillion dollar market segments: customized envelopes, high impact printing,

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commercial printing, glue-applied consumer products labels and business communications documents. Mail-Well has more than 11,000 employees and more than 90 printing plants and numerous sales offices throughout North America. Reporting 1997 sales of $900 million, Mail-Well currently has a run rate of $1.7 billion in revenues.

This press release may make forward-looking statements. It should be understood that all such statements are subject to various uncertainties and risks that could affect their outcome. Factors which could cause or contribute to such differences include, but are not limited to, product demand and sales, interest rates, ability to obtain assumed productivity savings and availability of acquisition opportunities. Additional information which could affect the Company's financial results is included in the 1997 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy Mail-Well's securities.

Note: News releases and other information on Mail-Well can be accessed at www.mail-well.com.


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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized


                              Mail-Well, Inc.
                              ---------------
                               (Registrant)


                              By: /s/ Paul V. Reilly
                                  -----------------------------------------
                                  Paul V. Reilly, President and
                                    Chief Operating Officer

Date: December 1, 1998